EXHIBIT 99.1
News Release

For Immediate Release	Contact: Steven E. Wilson
October 21, 2003	Chief Financial Officer
(304)424-8704

United Bankshares, Inc. Achieves Record Earnings
for the Third Quarter and First Nine Months of 2003

     PARKERSBURG, WV—United Bankshares, Inc. (NASDAQ: UBSI), today reported record earnings for the third quarter and the first nine months of 2003. Diluted earnings per share were 55¢ for the third quarter of 2003, up 6% from diluted earnings per share of 52¢ for the third quarter of 2002. Third quarter of 2003 net income was $22.9 million compared to $22.4 million for the third quarter of 2002. Diluted earnings per share were $1.62 for the first nine months of 2003, which also represented a 6% increase from diluted earnings per share of $1.53 for the first nine months of 2002. Net income for the first nine months of 2003 totaled $68.3 million compared to $66.4 million for the previous year’s first nine months.

     United’s return on average assets was 1.59% for the quarter, up from 1.58% in the third quarter of 2002. Return on average equity was 16.40% for the third quarter of 2003, which was also an increase from last year’s third quarter return on average equity of 16.37%. For the nine months ended September 30, 2003, United achieved an annualized return on average assets of 1.60% and an annualized return on average equity of 16.58% compared with 1.60% and 16.85%, respectively, for the same time period in 2002. These financial performance ratios compare favorably to peer group banking companies as United continues to maintain strong profitability levels.

     Noninterest income, excluding security transactions, for the third quarter and first nine months of 2003 increased $5.4 million or 24% and $21.2 million or 37% from the third quarter and first nine months of 2002, respectively. As has been the case in recent quarters, increased mortgage banking production continues to drive the growth in noninterest income. Also contributing to the rise in noninterest income were fees from deposit services, which increased $640 thousand or 8% and $2.7 million or 12% for the third quarter and first nine months of 2003, respectively, as compared to the same periods in 2002. On a linked-quarter basis, noninterest income, excluding security transactions, increased $1.7 million or 6%.

     Income from mortgage banking operations for the third quarter of 2003 increased $4.6 million or 41% from the third quarter of 2002 as historically low interest rates favorably impacted mortgage refinancing and home purchasing. Mortgage loans sold in the secondary market during the third quarter of 2003 increased $797.9 million or 111% from the third quarter of 2002, while loan originations increased $315.2 million or 33% when compared to the third quarter of 2002. For the first nine months of 2003, mortgage loans sold in the secondary market increased $2.0 billion or 104%, while loan originations also increased $1.6 billion or 76% from the first nine months of 2002.

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October 21, 2003
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     As a result of this increased mortgage loan activity, income from mortgage banking operations for the first nine months of 2003 increased $17.3 million or 70% from the first nine months of 2002. On a linked-quarter basis, income from mortgage banking operations increased $1.6 million or 11%. Mortgage loans sold in the secondary market during the third quarter of 2003 increased $270.0 million or 22%, while loans originated for sale decreased $48.3 million or 4% from the second quarter of 2003. Due to the increases in mortgage loan interest rates that occurred during the third quarter, United believes that mortgage banking revenues have probably peaked and are likely to be flat or down in subsequent quarters.

     United realized a net gain of $122 thousand and $1.9 million from security transactions in the third quarter and first nine months of 2003 as compared to net losses of $4.4 million and $5.0 million in the third quarter and first nine months of 2002. The loss on security transactions in 2002 included recognized impairment charges of $4.6 million and $5.4 million for the third quarter and first nine months of 2002, respectively, due to other-than-temporary declines in the fair value of retained interests in securitized assets. United has recognized only minimal impairment charges during 2003. The decline in the value of these available for sale securities in 2002 was the result of an increase in the level of prepayment and default activity during the time periods, which negatively affected the valuation of those securities to varying degrees during the respective periods.

     Noninterest expense increased $2.5 million or 6% and $13.8 million or 13% for the third quarter and first nine months of 2003, respectively, as compared to the prior year’s third quarter and first nine months. These increases in noninterest expense were primarily due to increased employee commissions expense as a result of additional loan origination volume at the mortgage banking operations as compensation is tied to loan production levels. United’s efficiency ratio has been increasing over the last few quarters from traditionally low levels mainly as a result of a compressing net interest margin and increased expenses of the mortgage banking operations as a result of the higher loan production levels. The efficiency ratio of 51.6% and 51.5% for the third quarter and first nine months of 2003, respectively, still compares favorably to peer group banking companies. On a linked-quarter basis, noninterest expense was relatively stable from the second to the third quarter of 2003.

     Like most financial institutions, United’s net interest margin continues to feel the pressure of an extended period of low interest rates and a weak domestic economy. However, when interest rates do rise and the economy begins to recover, United is well positioned for net interest margin growth. For now, United’s tax-equivalent net interest income for the third quarter of 2003 was $50.0 million, which was relatively stable from the second quarter of 2003. The net interest margin for the third quarter of 2003 was 3.75%, a decrease of 8 basis points from 3.83% in the second quarter of 2003. Compared to last year’s results, United’s tax-equivalent net interest income for the third quarter of 2003 decreased by $6.4 million or 11% from the third quarter of 2002. The net interest margin of 3.75% for the third quarter of 2003 was a 51 basis points decline from the third quarter of 2002’s net interest margin of 4.26%. Tax-equivalent net interest income for the first nine months of 2003 was $150.4 million, a decrease of $13.7 million or 8% from the prior year’s first nine months. The net interest margin for the first nine months of 2003 was 3.78% as compared to a net interest margin of 4.22% during the same period last year.

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October 21, 2003
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     Credit quality continues to compare favorably against peer group averages, despite sluggish economic conditions. At September 30, 2003, nonperforming loans were $18.5 million or 0.51% of loans, net of unearned income compared to $13.4 million or 0.38% of loans, net of unearned income at June 30, 2003 and $15.4 million or 0.43% of loans, net of unearned income at December 31, 2002. The increase in nonperforming loans for the quarter and year-to-date was due mainly to four large commercial credits being more than 90 days past due or on nonaccrual at September 30, 2003, one of which subsequently became current. All of these credits were appropriately considered in assessing the adequacy of the allowance for loan losses. The provision for loan losses for the three months ended September 30, 2003 amounted to $2.2 million compared to $1.8 million for the same period in 2002. The provision for loan losses for the nine months ended September 30, 2003 was $6.0 million compared to $5.7 million for the prior year-to-date. Net charge-offs were $2.1 million for the third quarter of 2003 compared to net charge-offs of $2.2 million for the prior year quarter. Net charge-offs for the first nine months of 2003 were $6.4 million compared to net charge-offs of $5.8 million for the first nine months of 2002. As of September 30, 2003, the allowance for loan losses was $46.9 million or 1.29% of loans, net of unearned income, compared to $46.8 million at June 30, 2003 and $47.4 million at December 31, 2002, both of these amounts represented 1.33% of loans, net of unearned income.

     During the quarter, United’s Board of Directors declared a cash dividend of 25¢ per share, a 4% increase over the 24¢ per share declared in the third quarter of 2002. Dividends per share of 75¢ for the first three quarters of 2003 represents a 7% increase over the 70¢ per share paid for the first three quarters of 2002. The year 2003 is expected to be the 30th consecutive year of dividend increases to United shareholders.

     At the close of business on October 10, 2003, United acquired 100% of the outstanding common stock of Sequoia Bancshares, Inc. of Bethesda, Maryland in a transaction valued at approximately $112 million. The acquisition of Sequoia expands United’s presence in the rapidly growing and economically attractive Northern Virginia, Washington, D.C. and suburban Maryland market. At consummation, Sequoia had assets of approximately $516 million, loans of $362 million, deposits of $384 million and shareholders’ equity of $22 million.

     Following completion of the merger with Sequoia, United has consolidated assets of approximately $6.4 billion with 91 full service offices in West Virginia, Virginia, Maryland, Ohio and Washington, D.C. United Bankshares stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol “UBSI”.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY
(In Thousands Except for Share and Per Share Data)

	Three Months Ended		Nine Months Ended

	September 30	September 30	September 30	September 30
	2003	2002	2003	2002

EARNINGS SUMMARY:
Interest income, taxable equivalent	$74,480	$89,138	$230,986	$264,695
Interest expense	24,459	32,677	80,621	100,589
Net interest income, taxable equivalent	50,021	56,461	150,365	164,106
Taxable equivalent adjustment	2,499	2,725	7,520	8,306
Net interest income	47,522	53,736	142,845	155,800
Provision for loan losses	2,222	1,823	5,973	5,725
Income from mortgage banking operations	15,834	11,203	42,073	24,801
Gain (loss) on security transactions	122	(4,368)	1,919	(4,961)
Other noninterest income	12,694	11,894	36,044	32,096
Noninterest expenses	41,207	38,697	119,382	105,556
Income taxes	9,823	9,592	29,258	30,075
Net income	22,920	22,353	68,268	66,380
Cash dividends declared	10,301	10,193	31,100	29,863
PER COMMON SHARE:
Net income:
Basic	0.55	0.53	1.64	1.56
Diluted	0.55	0.52	1.62	1.53
Cash dividends declared	0.25	0.24	0.75	0.70
Book value			13.22	12.72
Closing market price			29.95	29.01
Common shares outstanding:
Actual, net of treasury shares			41,204,046	42,277,711
Average basic	41,328,476	42,419,925	41,615,354	42,667,849
Average diluted	41,823,011	43,103,509	42,091,262	43,348,668
FINANCIAL RATIOS:
Return on average assets	1.59%	1.58%	1.60%	1.60%
Return on average shareholders’ equity	16.40%	16.37%	16.58%	16.85%
Average equity to average assets	9.67%	9.62%	9.67%	9.52%
Net interest margin	3.75%	4.26%	3.78%	4.22%

	September 30	September 30	December 31	June 30
	2003	2002	2003	2003

PERIOD END BALANCES:
Assets	$5,731,984	$5,848,573	$5,792,019	5,753,006
Earning assets	5,314,800	5,480,448	5,454,471	5,392,191
Loans, net of unearned income	3,646,704	3,572,280	3,573,161	3,515,307
Loans held for sale	302,934	519,786	582,718	548,767
Investment securities	1,273,965	1,372,408	1,285,490	1,313,804
Total deposits	3,767,055	3,982,265	3,900,848	3,851,967
Shareholders’ equity	544,540	537,773	541,539	547,094